Exhibit 99.2

Network Medical Management, Inc.

Condensed Consolidated

Financial Statements (Unaudited)

As of September 30, 2017 and December 31, 2016

and for the Three and Nine Months Ended September 30, 2017 and 2016

Network Medical Management, Inc.

2

Condensed Consolidated Financial Statements (Unaudited)

3

Network Medical Management, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

	September 30, 2017	December 31, 2016

Assets

Current assets
Cash and cash equivalents	$76,293,655	$54,824,580
Restricted cash	-	101,132
Fiduciary cash	999,214	1,050,739
Investment in marketable securities	1,136,617	1,051,807
Accounts receivable	1,987,120	3,136,388
Capitation and claims receivable	733,215	445,181
Risk pool and incentive receivable	17,413,364	19,633,117
Medicare shared savings program receivable	2,817,855	-
Prepaid expenses and other current assets	1,649,879	913,354

Total current assets	103,030,919	81,156,298

Noncurrent assets
Land, property and equipment, net	10,911,387	10,373,333
Intangible assets, net	95,094,642	108,094,049
Goodwill	103,407,351	103,407,351
Loans receivable - related parties	10,000,000	5,200,000
Investments in other entities – equity method	23,627,129	24,256,065
Investments in other entities – cost method	10,550,002	10,575,002
Derivative asset - warrants	5,060,000	5,338,886
Other assets	1,411,961	1,597,978

Total noncurrent assets	260,062,472	268,842,664

Total assets	$363,093,391	$349,998,962

4

Network Medical Management, Inc.

Condensed Consolidated Balance Sheets (Unaudited)
(Continued)

	September 30, 2017	December 31, 2016

Liabilities, Mezzanine Equity and Shareholders’ Equity (Deficit)

Current liabilities
Accounts payable and accrued expenses	$6,185,641	$8,083,277
Incentives payable	11,682,328	19,621,645
Fiduciary accounts payable	999,214	1,050,739
Medical liabilities	18,204,589	18,957,465
Income taxes payable	15,543,536	2,810,357
Capital lease obligations	24,005	102,348

Total current liabilities	52,639,313	50,625,831

Noncurrent liabilities
Deferred tax liability, net	41,201,449	46,932,207
Liability for unissued equity shares	2,422,675	1,997,650

Total noncurrent liabilities	43,624,124	48,929,857

Total liabilities	96,263,437	99,555,688

Commitments and Contingencies (Note 10) and Subsequent Events (Note 15)

Mezzanine equity
Noncontrolling interest in Allied Pacific of California IPA	166,411,189	162,855,554

Redeemable common stock, stated value; shares authorized 900,000,000; 398,352,118 and 396,858,568 shares issued, respectively; and 366,343,818 shares outstanding	86,894,870	86,894,870
Additional paid-in capital	1,441,097	1,084,544

Total Network Medical Management, Inc. redeemable common stock	88,335,967	87,979,414

Shareholders’ equity (deficit)
Network Medical Management, Inc. shareholders’ equity (deficit):
Retained earnings (accumulated deficit)	11,191,465	(773,311)

Total Network Medical Management, Inc. shareholders’ equity (deficit)	11,191,465	(773,311)

Noncontrolling interest in Concourse Diagnostic Surgery Center	891,333	381,617

Total shareholders’ equity (deficit)	12,082,798	(391,694)

Total liabilities, mezzanine equity and shareholders’ equity (deficit)	$363,093,391	$349,998,962

See accompanying notes to unaudited condensed consolidated financial statements.

5

Network Medical Management, Inc.

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenue
Capitation, net	$66,130,166	$63,747,112	$193,725,886	$186,496,928
Risk pool settlements and incentives	18,680,685	12,375,007	38,176,483	21,173,728
Management fee income	6,449,329	6,190,333	19,274,141	18,558,414
Surgery center income, net	1,730,720	1,509,085	5,163,909	4,641,659
Fee-for-service, net	998,575	844,514	3,273,847	1,810,029
Other income	3,144,806	316,456	4,167,777	1,423,133

Total revenue	97,134,281	84,982,507	263,782,043	234,103,891

Expenses
Contracted physicians and other services	66,514,541	64,021,372	192,729,349	187,094,086
General and administrative expenses	4,540,782	5,189,950	15,399,544	13,920,474
Management fees	62,500	122,500	257,500	367,500
Depreciation and amortization	4,764,783	4,814,581	14,407,113	13,463,364

Total expenses	75,882,606	74,148,403	222,793,506	214,845,424

Income from operations	21,251,675	10,834,104	40,988,537	19,258,467

Other income (expense)
Income (loss) from equity method investments	(1,461,096)	681,378	(28,936)	6,463,425
Interest expense	(14,984)	(1,618)	(16,370)	(60,384)
Interest income	226,864	131,806	618,641	368,429
Change in fair value of derivative instrument	(406,665)	(749,999)	(278,886)	(1,344,443)
Other income	94,471	205,927	122,609	249,211

Total other income (expense), net	(1,561,410)	267,494	417,058	5,676,238

Income before provision for income taxes	19,690,265	11,101,598	41,405,595	24,934,705

Provision for income taxes	7,865,902	4,616,263	16,491,982	10,346,853

Net income	11,824,363	6,485,335	24,913,613	14,587,852

Less: Net income attributable to noncontrolling interests	6,203,991	2,692,791	12,948,837	4,494,321

Net income attributable to Network Medical Management, Inc.	$5,620,372	$3,792,544	$11,964,776	$10,093,531

Earnings per share – basic	$0.02	$0.01	$0.03	$0.03

Earnings per share – diluted	$0.02	$0.01	$0.03	$0.03

Weighted average shares of common stock outstanding – basic	366,343,818	360,504,194	366,343,818	359,986,432

Weighted average shares of common stock outstanding –diluted	373,769,718	367,640,639	373,769,718	367,122,877

See accompanying notes to unaudited condensed consolidated financial statements.

6

Network Medical Management, Inc.

Condensed Consolidated Statements of Mezzanine Equity (Unaudited)

	Mezzanine Equity – Noncontrolling	Mezzanine Equity - NMM Redeemable Common Stock
	Interest in APC	Common Stock		Treasury Stock		Additional	Total NMM Redeemable
	Noncontrolling Interest	Shares	Amount	Shares	Amount	Paid-in Capital	Common Stock

Balance, January 1, 2017	$162,855,554	366,343,818	$86,894,870	24,582,400	$-	$1,084,544	$87,979,414

Net income	11,698,489	-	-	-	-	-	-
Share-based compensation	607,146	-	-	-	-	356,553	356,553
Dividends paid	(8,750,000)	-	-	-	-	-	-

Balance, September 30, 2017	$166,411,189	366,343,818	$86,894,870	24,582,400	$-	$1,441,097	$88,335,967

See accompanying notes to unaudited condensed consolidated financial statements.

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Network Medical Management, Inc.

Condensed Consolidated Statements of Shareholders’ Equity (Deficit) (Unaudited)

	Total NMM
	Retained Earnings (Accumulated Deficit)	Total NMM Shareholders’ (Deficit) Equity	Noncontrolling Interest in CDSC	Total Shareholders’ Equity (Deficit)

Balance, January 1, 2017	$(773,311)	$(773,311)	$381,617	$(391,694)

Net income	11,964,776	11,964,776	1,250,348	13,215,124
Dividends paid	-	-	(740,632)	(740,632)

Balance, September 30, 2017	$11,191,465	$11,191,465	$891,333	$12,082,798

See accompanying notes to unaudited condensed consolidated financial statements.

8

Network Medical Management, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
Cash flows from operating activities
Net income	$24,913,613	$14,587,852
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,407,113	13,463,364
Share-based compensation	963,699	1,134,553
Change in fair value of derivative instrument	278,886	1,344,443
Loss (income) from equity method investments	28,936	(6,463,425)
Unrealized gain from investment in equity securities	(79,527)	-
Deferred tax	(5,730,758)	3,767,644
Changes in operating assets and liabilities:
Restricted cash	101,132	(377)
Accounts receivable	1,149,268	659,828
Capitation and claims receivable	(288,034)	812,275
Risk pool and incentive receivable	2,219,753	1,196,510
Medicare shared savings program receivable	(2,817,855)	-
Prepaid expenses and other current assets	(736,525)	(327,636)
Other assets	(131,983)	(48,373)
Accounts payable and accrued expenses	(1,897,636)	300,034
Incentives payable	(7,939,317)	(4,437,980)
Medical liabilities	(752,876)	1,401,775
Income taxes payable	12,733,179	(12,727,707)

Net cash provided by operating activities	36,421,068	14,662,780

Cash flows from investing activities
Purchases of marketable securities	(5,283)	(7,846)
Repayments from related parties – loans receivable	200,000	-
Advances to related parties – loans receivable	(5,000,000)	(344,836)
Dividends received from investments in other entities - equity method	1,000,000	2,000,000
Purchase of investments in other entities – equity method	(400,000)	(1,600,000)
Purchases of investments in other entities – cost method	-	(5,000,000)
Proceeds from sale of investments in other entities – cost method	25,000	-
Purchases of property and equipment	(1,627,760)	(2,165,455)

Net cash used in investing activities	(5,808,043)	(7,118,137)

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Network Medical Management, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Continued)

	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016

Cash flows from financing activities
Dividends paid	(9,490,632)	(6,063,249)
Change in noncontrolling interest capital	-	(110,000)
Principal payments on bank loan	-	(1,477,561)
Repurchase of common shares	-	(337,500)
Payment of capital lease obligations	(78,343)	(135,139)
Proceeds from exercise of stock options included in liabilities	425,025	-
Proceeds from common stock offering	-	7,340,000

Net cash used in financing activities	(9,143,950)	(783,449)

Net increase in cash and cash equivalents	21,469,075	6,761,194

Cash and cash equivalents, beginning of period	54,824,580	59,014,715

Cash and cash equivalents, end of period	$76,293,655	$65,775,909

Supplemental disclosures of cash flow information
Cash paid for income taxes	$9,489,563	$19,306,118
Cash paid for interest	1,748	60,384

Supplemental disclosures of non-cash investing and financing activities
Stock issued in connection with acquisitions	$-	$3,075,000
Deferred tax liability adjusted to goodwill	-	367,851
Equipment purchased with capital lease	-	186,091
Increase in accounts payable and accrued expenses for purchase of property and equipment	-	191,590
Reclassification of stock options exercised to liability for unissued common shares	425,025	-
Reclassification of fiduciary cash to payable	51,525	1,499,974

See accompanying notes to unaudited condensed consolidated financial statements.

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Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

1.	Description of Business

Network Medical Management, Inc. (“NMM”) was incorporated in the State of California in March 1994 for the purpose of providing management services to medical companies and independent practice associations (“IPAs”). The management services cover primarily billing, collection, accounting, administrative, and marketing.

Allied Physicians of California IPA, a Professional Medical Corporation d.b.a. Allied Pacific of California IPA, a Professional Medical Corporation DBA Allied Pacific of California (“APC”) was incorporated on August 17, 1992 for the purpose of arranging health care services as an IPA. APC has contracts with various health maintenance organizations (“HMOs”) or licensed health care service plans as defined in the Knox-Keene Health Care Service Plan Act of 1975. Each HMO negotiates a fixed amount per member per month (“PMPM”) that is to be paid to APC. In return, APC arranges for the delivery of health care services by contracting with physicians or professional medical corporations for primary care and specialty care services. APC assumes the financial risk of the cost of delivering health care services in excess of the fixed amounts received. Some of the risk is transferred to the contracted physicians or professional corporations. The risk is also minimized by stop-loss provisions in contracts with HMOs.

On July 1, 1999, APC entered into an amended and restated management and administrative services agreement with NMM (initial management services agreement was entered into in 1997) for an initial fixed term of 30 years. In accordance with relevant accounting guidance, APC is determined to be a Variable Interest Entity (“VIE”) and NMM is the primary beneficiary with the ability to direct the activities (excluding clinical decisions) that most significantly affect APC’s economic performance through its majority representation of the APC Joint Planning Board; therefore APC is consolidated by NMM. As of September 30, 2017 and December 31, 2016, APC owns 6.29% of NMM.

Concourse Diagnostic Surgery Center, LLC (“CDSC”) was formed on March 25, 2010 in the state of California. CDSC, is an ambulatory surgery center in City of Industry, California, is organized by a group of highly qualified physicians, and the surgical center utilizes some of the most advanced equipment in Eastern Los Angeles County and San Gabriel Valley. The facility is Medicare Certified and accredited by the Accreditation Association for Ambulatory Healthcare. During 2011, APC invested $625,000 for a 41.59% ownership in CDSC. Due to capital stock changes, APC’s ownership percentage in CDSC’s capital stock changed to 43.8%, 43.43% and 47.05% on May 31, 2016, July 31, 2016 and March 31, 2017, respectively. APC’s allocation of the profit and loss of CDSC is based on the profit and loss ratio of 43.92% and 41.59% for the three and nine months ended September 30, 2017 and 2016, respectively. CDSC is consolidated as a VIE by APC as it was determined that APC has a controlling financial interest in CDSC and is the primary beneficiary of CDSC.

APC-LSMA was formed on October 15, 2012 as a designated shareholder professional corporation and is solely owned by Dr. Thomas Lam, a shareholder and Chief Executive and Financial Officer of APC. APC-LSMA is controlled and consolidated by APC who is the primary beneficiary of this VIE. The only activity of APC-LSMA is to hold the investments in medical corporations, which includes: LaSalle Medical Associates, Pacific Medical Imaging and Oncology Center, Inc. (“PMIOC”) and Diagnostic Medical Group (“DMG”).

Universal Care Acquisition Partners, LLC (“UCAP”), a 100% owned subsidiary of APC, was formed on June 4, 2014, for the purpose of holding the investment in Universal Care, Inc. (“UCI”).

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Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

On November 11, 2015, NMM, ACO Acquisition Corporation, and APCN-ACO, A Medical Professional Corp. (“APCN-ACO”) entered into a reorganization agreement whereby ACO Acquisition Corporation, a newly organized entity in which NMM is its sole shareholder, merged with APCN-ACO, effective on January 8, 2016, resulting in APCN-ACO becoming a wholly owned subsidiary of NMM.

On December 18, 2016, NMM, ACO Acquisition Corporation #2, and Allied Physicians ACO, LLC (“AP-ACO”) entered into a reorganization agreement whereby ACO Acquisition Corporation #2, a newly organized entity in which NMM is its sole shareholder, merged into AP-ACO, effective on December 20, 2016, resulting in AP-ACO becoming a wholly owned subsidiary of NMM.

Unless stated otherwise, NMM, ACO Acquisition Corp., APCN ACO, ACO Acquisition Corporation #2, AP ACO, APC, CDSC, APC-LSMA and UCAP are collectively referred to herein as the “the Company.”

2.	Basis of Presentation and Summary of Significant Accounting Policies

Principles of Consolidation

The Company’s condensed consolidated financial statements include the accounts of NMM and its consolidated VIE, APC and its subsidiary UCAP and APC’s consolidated VIEs, CDSC and APC-LSMA. As of the effective dates of the reorganizations, as described above, the accounts of APCN-ACO and AP-ACO were also included in the consolidation of NMM.

All material intercompany balances and transactions have been eliminated in consolidation.

The condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), for interim financial information. Accordingly, they do not include certain notes and financial presentations normally required under GAAP for complete financial reporting. The interim financial information is unaudited, but reflects all normal adjustments and accruals that are, in the opinion of management, considered necessary to provide a fair presentation for the interim periods presented. The accompanying condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the fiscal year ended December 31, 2016.

The results of operations for the three and nine months ended September 30, 2017 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2017.

Use of Estimates

The preparation of condensed consolidated financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include collectability of receivables, recoverability of long-lived and intangible assets, business combination and goodwill valuation and impairment, derivative assets, accrual of medical liabilities (including incurred, but not reported claims), determination of shared-risk revenues and receivables, income taxes and valuation of share-based compensation. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ materially from those estimates and assumptions.

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Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Receivables

The Company’s receivables are comprised of accounts receivable, capitation and claims receivable, risk pool and incentive receivable and Medicare shared savings program receivable. Accounts receivable primarily consists of NMM management fee receivables and CDSC fee-for-service (“FFS”) receivables.

Risk pool and incentive receivable mainly consists of APC full risk pool receivable that is only recorded when expected cash receipts are known or when actual cash is received from Health Source MSO who serves as the management company for the hospitals in the risk pools. Capitation and claims receivable relate to the health plan’s capitation that is received by APC in the following month of service. For APC, other receivables are accrued based on invoices sent to the subcontracted IPA for stop loss insurance premium reimbursement and FFS reimbursement for Alhambra Hospital Medical Center’s self–insured program. For NMM, other receivables are accrued based on invoices for certain expense reimbursements from UCI and invoice for transportation reimbursement from the hospital.

Medicare shared savings receivable is only recorded when expected cash receipts are known or when actual cash is received from the Centers for Medicare & Medicaid Services (“CMS”).

Amounts are recorded as a receivable when the Company is able to determine amounts receivable under these contracts and/or agreements based on information provided and collection is reasonably likely to occur. The Company continuously monitors its collections of receivables and its policy is to write off receivables when they are determined to be uncollectible. The Company has not incurred credit losses related to receivables. No allowance for doubtful accounts is recorded at September 30, 2017 and December 31, 2016.

Concentrations of Risks

Four HMOs accounted for 69% of the total capitation revenue for the nine months ended September 30, 2017 and 2016. Four HMOs accounted for 70% and 68% of the total capitation revenue for the three months ended September 30, 2017 and 2016, respectively. The loss of these HMO contracts would have an adverse impact on the operations of APC.

Three hospitals accounted for 89% and 94% of the total risk pool settlements and incentives revenue for the nine months ended September 30, 2017 and 2016, respectively. Three hospitals accounted for 98% and 94% of the total risk pool settlements and incentives revenue for the three months ended September 30, 2017 and 2016, respectively.

One provider accounted for approximately 69% of total management fee income for the nine months ended September 30, 2017 and 2016. One provider accounted for approximately 69% and 72% of total management fee income for the three months ended September 30, 2017 and 2016, respectively. The loss of provider would have an adverse impact on the operations of NMM.

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Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Four HMOs accounted for 93% and 89% of the total fee-for-service revenue for the nine months ended September 30, 2017 and 2016, respectively. Four and three HMO’s accounted for 93% and 82% of the total fee-for-service revenue for the three months ended September 30, 2017 and 2016, respectively. The loss of these HMO contracts would have an adverse impact on the operations of APC.

No provider accounted for 10% or more of the total surgery center income for the three and nine months ended September 30, 2017 and 2016, respectively.

As of September 30, 2017 and December 31, 2016, one and two providers accounted for approximately 23% and 29%, respectively, of total accounts receivable balance.

As of September 30, 2017 and December 31, 2016, two providers and one provider accounted for 100% of the total capitation and claims receivable balance, respectively.

As of September 30, 2017 and December 31, 2016, two providers accounted for 93% and 97%, respectively, of the total risk pool and incentive receivable balance.

As of September 30, 2017, CMS accounted for 100% of total Medicare shared savings program receivable balance.

Fair Value Measurements

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, fiduciary cash, investment in marketable securities, accounts receivable, loans receivable – related parties, derivative asset - warrants, accounts payable, certain accrued expenses, bank loan, loan payable – related party and the line of credit. The carrying values of the financial instruments classified as current in the accompanying condensed consolidated balance sheets are considered to be at their fair values, due to the short maturity of these instruments. The carrying amount of the long-term bank loan and line of credit approximates fair value as they bear interest at rates that approximate current market rates for debt with similar maturities and credit quality.

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurement (“ASC 820”), applies to all financial assets and financial liabilities that are measured and reported on a fair value basis and requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. ASC 820 establishes a fair value hierarchy for disclosures of the inputs to valuations used to measure fair value.

This hierarchy prioritizes the inputs into three broad levels as follows:

Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that can be accessed at the measurement date.

Level 2—Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates and yield curves), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

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Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Level 3—Unobservable inputs that reflect assumptions about what market participants would use in pricing the asset or liability. These inputs would be based on the best information available, including the Company’s own data.

The carrying amounts and fair values of the Company’s financial instruments as of September 30, 2017 are presented below:

	Common Stock
	Level 1	Level 2	Level 3	Total

Assets
Money market accounts*	$61,461,205	$-	$-	$61,461,205
Marketable securities - equity securities	79,527	-	-	79,527
Marketable securities - certificates of deposit	1,057,090	-	-	1,057,090
Derivative asset (warrants)	-	-	5,060,000	5,060,000

Total	$62,597,822	$-	$5,060,000	$67,657,822

* Included in cash and cash equivalents.

Marketable securities - equity securities, represents securities that were acquired and held principally for the purpose of selling in the near term, which are classified as trading securities and are carried at fair value. Unrealized holding gains and losses on trading securities are included in earnings.

The level 3 assets represent warrants in the common stock of Apollo Medical Holdings, Inc. (“AMEH”) and are included in derivative asset - warrants in the condensed consolidated balance sheets.

The following is a reconciliation of the opening and closing balances for financial instruments measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the nine months ended September 30, 2017:

Derivative Asset (Warrants)

Balance, December 31, 2016	$5,338,886

Change in fair value of warrants	(278,886)

Balance, September 30, 2017	$5,060,000

15

Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

The carrying amounts and fair values of the Company’s financial instruments as of December 31, 2016 are presented below:

	Common Stock
	Level 1	Level 2	Level 3	Total

Assets
Money market accounts	$42,553,887	$-	$-	$42,553,887
Marketable securities – certificates of deposit	1,051,807	-	-	1,051,807
Derivative asset (warrants)	-	-	5,338,886	5,338,886

Total	$43,605,694	$-	$5,338,886	$48,944,580

The following is a reconciliation of the opening and closing balances for financial instruments measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the nine months ended September 30, 2016:

Derivative Asset (Warrants)

Balance, January 1, 2016	$2,088,889

Estimated fair value of new warrants	1,527,776
Change in fair value of warrants	(1,344,443)

Balance, September 30, 2016	$2,272,222

The fair value of the derivative asset - warrants of approximately $5.1 million at September 30, 2017 was estimated using the Black Scholes option pricing valuation model, using the following inputs: term of 3.04 – 3.50 years, risk free rate of 1.62%, no dividends, volatility of 38.72% - 39.87%, share price of $9.75 per share based on the trading price of the AMEH common stock, and a 0% probability of redemption of the warrant shares issued along with the shares of AMEH’s convertible preferred stock issued in the financing (see Note 5).

The fair value of the derivative asset - warrants of approximately $5.3 million at December 31, 2016 was estimated using the Black Scholes option pricing valuation model, using the following inputs: term of 3.79 – 4.24 years, risk free rate of 1.67% - 1.76%, no dividends, volatility of 63.0% - 62.5%, share price of $7.50 per share based on the trading price of the AMEH common stock adjusted for a marketability discount, and a 0% probability of redemption of the warrant shares issued along with the shares of AMEH’s convertible preferred stock issued in the financing (see Note 5).

The fair value of the derivative asset - warrants of approximately $2.3 million at September 30, 2016 was estimated using the Black Scholes option pricing valuation model, using the following inputs: term of 4.04 – 4.50 years, risk free rate of 1.0% - 1.1%, no dividends, volatility of 61.7% - 63.8%, share price of $4.50 per share based on the trading price of the AMEH common stock, and a 0% probability of redemption of the warrant shares issued along with the shares of AMEH’s convertible preferred stock issued in the financing (see Note 5).

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Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

There have been no changes in Level 1, Level 2, or Level 3 classification and no changes in valuation techniques for these assets for the three months and nine months ended September 30, 2017 and 2016.

Reportable Segments

The Company operates as one reportable segment, the healthcare delivery segment, and implements and operates innovative health care models to create a patient-centered, physician-centric experience. The Company reports its condensed consolidated financial statements in the aggregate, including all activities in one reportable segment.

Medical Liabilities

APC is responsible for integrated care that the associated physicians and contracted hospitals provide to its enrollees. APC provides integrated care to health plan enrollees through a network of contracted providers under sub-capitation and direct patient service arrangements. Medical costs for professional and institutional services rendered by contracted providers are recorded as contracted physicians and other services expenses in the accompanying condensed consolidated statements of income.

Costs incurred by CDSC for operating its ambulatory surgical center, are included in general and administrative expenses in the condensed consolidated statements of income.

An estimate of amounts due to contracted physicians, hospitals, and other professional providers is included in medical liabilities in the accompanying condensed consolidated balance sheets. Medical liabilities include claims reported as of the balance sheet date and estimates of incurred, but not reported claims (“IBNR”). Such estimates are developed using actuarial methods and are based on numerous variables, including the utilization of health care services, historical payment patterns, cost trends, product mix, seasonality, changes in membership, and other factors. The estimation methods and the resulting reserves are periodically reviewed and updated. Many of the medical contracts are complex in nature and may be subject to differing interpretations regarding amounts due for the provision of various services. Such differing interpretations may not come to light until a substantial period of time has passed following the contract implementation. APC has a $60,000 retention per member professional stop loss and $55,000 per member stop loss for Medi-Cal patients for professional claims. Any adjustments to reserves are reflected in current operations.

Revenue Recognition

Revenue primarily consists of capitation revenue, risk pool settlements and incentives, management fee income, surgery center income and fee-for-services. Revenue is principally recorded in the period in which services are rendered. The form of billing and related risk of collection for such services may vary by customer. The following is a summary of the principle forms of the Company’s billing arrangements and how revenue is recognized for each.

17

Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Capitation, net

Capitation revenue (net of capitation withheld to fund risk share deficits) is recognized in the month in which the services are provided. Minor ongoing adjustments to prior months’ capitation, primarily arising from HMOs finalizing of monthly eligibility data for additions or subtractions of enrollees, are recognized in the month they are communicated to APC. Managed care revenues of APC consist primarily of capitated fees for medical services provided by APC under a provider service agreement (“PSA”) or capitated arrangements directly made with various managed care providers including HMOs and management service organizations (“MSOs”). Capitation revenue under the PSA and HMO contracts is prepaid monthly to APC based on the number of enrollees electing APC as their healthcare provider. Health plans and providers with higher acuity enrollees will receive more and those with lower acuity enrollees will receive less.

Risk Pool Settlements and Incentives

Contracts with HMOs also include provisions for APC to participate in the risk (shared risk capitation arrangements) relating to the provision of institutional services (institutional risk) to enrollees, such that APC can earn additional incentive revenue or incur losses based upon the enrollee utilization of hospital services. Typically, any shared risk deficits are not payable until and unless APC generates future risk sharing surpluses, or if the HMO withholds a portion of the capitation revenue to fund any risk share deficits. At the termination of the HMO contract, any accumulated risk share deficit is typically extinguished. Due to the lack of access to information necessary to estimate the related healthcare costs (“IBNR”), revenue from shared risk amounts are recorded when such amounts are known. In addition to risk sharing revenues, APC is also eligible to participate in an incentive program. As an incentive to control enrollee utilization and to promote quality care, the HMOs have designed the quality incentive programs and commercial generic pharmacy incentive programs to compensate APC for efforts it takes to improve the quality of services and for efficient and effective use of pharmacy supplemental benefits provided to the HMO’s members. The incentive programs track specific performance measures and calculate payments to the IPA based on the performance measures.

APC also enter into risk sharing arrangements with affiliated hospitals (full risk capitation arrangements) who in turn have entered into capitation arrangements with various HMOs, pursuant to which the affiliated hospital provides, arranges and pays for institutional risk. Under a risk pool sharing agreement, APC is allocated a percentage of the affiliated hospitals surplus or deficit from the risk pool, after deductions for the affiliated hospitals costs. Advance settlement payments are typically made quarterly in arrears if there is a surplus. However, due to the uncertainty around the settlement of the related IBNR reserve, APC recognizes any excess IBNR reserve on settlement as risk pool settlement revenue when amounts are known. Any excess IBNR is normally settled and paid after a period of approximately one year from the related service period.

Management Fee Income

NMM provides utilization management, claims processing and other administrative services for other IPAs. NMM receives management fee income for the services rendered. Management fees are calculated as a percentage of revenue under capitation contracts with various insurance companies.

18

Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Surgery Center Income

CDSC’s surgery center income consists primarily of net patient service revenues that are recorded based upon established billing rates less allowance for contractual adjustments. Revenues are recorded in the period in which the healthcare services are provided, based upon the estimated amounts due from patients and third-party payors, including commercial health plans, employers, workers’ compensation plans and federal and state agencies (under the Medicare and Medicaid programs). CDSC utilizes the payment history specific to each payor and services to record estimated net revenues to ensure the appropriateness of these estimates. Third-party payor contractual payment terms are generally based upon predetermined rates per procedure or fee-for-service rates.

Fee-for-Service

Fee-for-service revenue primarily represents professional component of charges for medical services rendered by the Company’s contracted physicians and paid to the Company for certain reimbursable services, which is recognized at the time reimbursements are received from the health plans.

Medicare Shared Savings Program

APCN-ACO and AP-ACO participates in the Medicare Shared Savings Program (“MSSP”) sponsored by CMS. The MSSP allows ACO participants to share in cost savings it generates in connection with rendering medical services to Medicare patients. Payments to ACO participants, if any, will be calculated by CMS on cost savings generated by the ACO participant based on a trailing 24 month medical service history. APCN-ACO considers revenue, if any, under the MSSP, as contingent upon the realization of program savings as determined by CMS, and are not considered earned and therefore are not recognized as revenue until cash payments from CMS are received or reasonably assured. For the nine months ended September 30, 2017, the Company recorded $2,817,855 of revenue related to the MSSP, which is reflected as Medicare Shared Savings Receivable on the balance sheet as of September 30, 2017. The MSSP receivable was collected in October 2017.

Stop-Loss Provisions

Stop-loss insurance limits the cost of medical services for enrollees whose professional care costs exceed a specified level. Stop-loss insurance premiums are reported as medical expenses and insurance recoveries are reported as a reduction of related medical expenses. The Company is contingently liable to the extent that any insurer becomes unable to meet its contractual obligation. As of September 30, 2017 and December 31, 2016, there was no liability balance with respect to the stop-loss provision.

The Company has purchased stop-loss insurance, which will reimburse the Company for claims from service providers on a per enrollee basis. The specific retention amount per enrollee per policy period is $55,000 to $60,000 for professional coverage.

19

Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Basic and Diluted Earnings Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to NMM’s shareholders by the weighted average number of common shares outstanding during the periods presented. Diluted earnings per share is computed using the weighted average number of common shares outstanding plus the effect of dilutive securities outstanding during the periods presented, using treasury method. See Note 13 for more details.

Noncontrolling Interests

The Company consolidates entities in which the Company has a controlling financial interest. The Company consolidates subsidiaries in which the Company hold, directly or indirectly, more than 50% of the voting rights, and variable interest entities (VIEs) in which the Company is the primary beneficiary. Noncontrolling interests represent third-party equity ownership interests in the Company’s consolidated entities. The amount of net income attributable to noncontrolling interests is disclosed in the condensed consolidated statements of income.

Mezzanine Equity

Based on the shareholder agreements for both NMM and APC, in the event of a disqualifying event, as defined in the agreements, NMM and APC could be required to repurchase the shares from their respective shareholders based on certain triggers outlined in the shareholder agreements. The triggers that could cause NMM to redeem the shares are not solely within the control of NMM. As the redemption feature of the shares is not solely within the control of NMM, the common stock and additional paid-in capital of NMM has been classified in mezzanine or temporary equity as redeemable common stock. In addition, as the redemption feature of the shares is not solely within the control of APC, the equity of APC does not qualify as permanent equity and has been classified as mezzanine or temporary equity. Accordingly, the Company recognizes noncontrolling interests in APC as mezzanine equity in the condensed consolidated financial statements.

3.	Intangible Assets, Net

At September 30, 2017, intangible assets, net consists of the following:

	Useful Life (Years)	Gross January 1, 2017	Additions	Gross September 30, 2017	Accumulated Amortization	Net September 30, 2017

Network/payor relationships	15	$106,660,000	$-	$106,660,000	$(32,647,023)	$74,012,977
Management contracts	15	22,832,000	-	22,832,000	(4,382,929)	18,449,071
Member relationships	5-7	3,235,000	-	3,235,000	(602,406)	2,632,594

		$132,727,000	$-	$132,727,000	$(37,632,358)	$95,094,642

20

Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

At December 31, 2016, intangible assets, net consists of the following:

	Useful Life (Years)	Gross January 1, 2016	Additions	Gross December 31, 2016	Accumulated Amortization	Net December 31, 2016

Network/payor relationships	15	$106,660,000	$-	$106,660,000	$(22,186,665)	$84,473,335
Management contracts	15	22,832,000	-	22,832,000	(2,446,286)	20,385,714
Member relationships	5-7	-	3,235,000	3,235,000	-	3,235,000

		$129,492,000	$3,235,000	$132,727,000	$(24,632,951)	$108,094,049

Included in depreciation and amortization on the condensed consolidated statements of income is amortization expense of $4,302,090 and $4,365,776 for the three months ended September 30, 2017 and 2016, respectively, and $12,999,407 and $12,066,706 for the nine months ended September 30, 2017 and 2016, respectively.

Future amortization expense is estimated to be approximately as follows for the years ending December 31:

Amount

2017 (remaining three months)	$4,197,910
2018	15,300,000
2019	13,000,000
2020	11,300,000
2021	9,700,000
Thereafter	41,596,732

$95,094,642

The member relationship assets of $3,235,000 acquired in the acquisitions of both APCN-ACO and AP-ACO during the year ended December 31, 2016 represent member lives that are to be utilized by APA-ACO. APA-ACO, is an entity owned 50% by NMM and 50% by Apollo Medical Holdings, Inc. (“AMEH”) and is also a Next Gen ACO (“NGACO”), which was approved in January 2017. CMS is implementing the NGACO Model under section 1115A of the Social Security Act, which authorizes CMS, through its Center for Medicare and Medicaid Innovation, to test innovative payment and service delivery models that have the potential to reduce Medicare, Medicaid or Children’s Health Insurance Program expenditures while maintaining or improving the quality of beneficiaries’ care. The purpose of the NGACO Model is to test innovative payment and service delivery models that have the potential to reduce Medicare, Medicaid or Children’s Health Insurance Program expenditures while maintaining or improving the quality of beneficiaries’ care. These member relationships acquired in 2016 were reenrolled under APA-ACO on January 1, 2017. Members of APCN-ACO and AP-ACO may opt out of the automatic enrollment into APA-ACO.

21

Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

4.	Joint Venture

NMM entered into a Joint Venture Agreement dated as of January 25, 2017, with Mediportal LLC, a New York limited liability company (“Mediportal”), and Rulemeister Inc., a California corporation, to form a joint venture company to be named Netlytics Enterprise LLC (“Netlytics”) for the purpose of developing and implementing a fully-integrated electronic platform that will enable ACOs, IPAs, health plans and other health care payers and providers to aggregate data and utilize analytic tools to effectively engage in population health management. Netlytics was formed on November 1, 2016. The respective ownership interests of NMM, Mediportal and Rulemeister in Netlytics will be 55%, 30% and 15%. In exchange for its 55% interest, NMM will contribute $275,000 as its capital contribution to Netlytics. In June 2017, APC and Mediportal entered into a subscription agreement. Pursuant to the subscription agreement, APC is to pay Mediportal $405,000 to purchase 270,000 membership interest of Mediportal at a price of $1.50 per membership interest. The effective date of the subscription agreement between APC and Mediportal is subject to completion of due diligence by APC. The effective date of the Joint Venture Agreement is also subject to completion of due diligence by NMM. In addition, there has been no activity in Netlytics and no amounts have been contributed to Netlytics through the date of this filing; therefore this transaction has not been completed and accordingly, these consolidated financial statements do not include any amounts related to this joint venture.

5.	Investments in Other Entities

Equity Method

LaSalle Medical Associates

LaSalle Medical Associates, Inc., (“LMA”) was founded by Dr. Albert Arteaga in 1996 and currently operates four neighborhood medical centers employing more than 120 dedicated healthcare professionals, treating children, adults and seniors in San Bernardino County. LMA’s patients are primarily served by Medi-Cal and they also accept Blue Cross, Blue Shield, Molina, Care 1st, Health Net and Inland Empire Health Plan. LMA is also an IPA of independently contracted doctors, hospitals and clinics, delivering high quality care to more than 245,000 patients in Fresno, Kings, Los Angeles, Madera, Riverside, San Bernardino and Tulare Counties. During 2012, APC-LSMA, a VIE of APC, entered into a share purchase agreement whereby APC-LSMA invested $5,000,000 for a 25% interest in LMA’s IPA line of business. NMM has a management services agreement with LMA. APC accounts for its investment in LMA under the equity method as APC has the ability to exercise significant influence, but not control over LMA’s operations. For the three months ended September 30, 2017 and 2016, APC recorded income (loss) from this investment of $44,906 and $(27,395), respectively, in the accompanying condensed consolidated statements of income. For the nine months ended September 30, 2017 and 2016, APC recorded income from this investment of $558,460 and $2,874,305, respectively, in the accompanying condensed consolidated statements of income. During the nine months ended September 30, 2017, APC received dividends of $1,000,000 from LMA. The investment balance was $9,062,335 and $9,503,875 at September 30, 2017 and December 31, 2016, respectively.

22

Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

PMIOC

PMIOC was incorporated in 2004 in the state of California. PMIOC provides comprehensive diagnostic imaging services using state-of-the-art technology. PMIOC offers high quality diagnostic services such as MRI/MRA, PET/CT, CT, nuclear medicine, ultrasound, digital x-rays, bone densitometry and digital mammography at their facilities.

In July 2015, APC-LSMA entered into a share purchase agreement whereby APC-LSMA, a VIE of APC, invested $1,200,000 for a 40% ownership in PMIOC. APC paid $564,000 cash, and APCN-ACO and AP-ACO paid an aggregate of $36,000 on behalf of APC, for this investment with the remaining $600,000 due on or before December 31, 2016, pursuant to a promissory note dated July 1, 2015. The remaining balance of $600,000 was repaid in full in 2016.

APC and PMIOC have an Ancillary Service Contract together whereby PMIOC provides covered services on behalf of APC to enrollees of the plans of APC. Under the Ancillary Service Contract for the three and nine months ended September 30, 2017 and 2016, APC paid PMIOC fees of approximately $0.6 million and $1.7 million, respectively and approximately $0.5 million and $1.3 million, respectively. APC accounts for its investment in PMIOC under the equity method of accounting as APC has the ability to exercise significant influence, but not control over PMIOC’s operations. During the three months ended September 30, 2017 and 2016, APC recorded income from this investment of $52,157 and $57,536, respectively, in the accompanying condensed consolidated statements of income. During the nine months ended September 30, 2017 and 2016, APC recorded income from this investment of $161,776 and $178,129, respectively, in the accompanying condensed consolidated statements of income and has an investment balance of $1,508,204 and $1,346,428 at September 30, 2017 and December 31, 2016, respectively.

Universal Care, Inc.

Universal Care, Inc. (“UCI”) is a privately held health plan that has been in operation since 1985 in order to help its members through the complexities of the healthcare system. UCI holds a license under the California Knox-Keene Health Care Services Plan Act (Knox-Keene Act) to operate as a full-service health plan. UCI contracts with the CMS under the Medicare Advantage Prescription Drug Program.

On August 10, 2015, UCAP, an entity solely owned 100% by APC with APC’s executives,
Dr. Thomas Lam, Dr. Pen Lee and Dr. Kenneth Sim, as designated managers of UCAP, purchased from UCI 100,000 shares of UCI class A-2 voting common stock (comprising 48.9% of the total outstanding UCI shares, but 50% of UCI’s voting common stock) for $10,000,000. APC accounts for its investment in UCI under the equity method of accounting as APC has the ability to exercise significant influence, but not control over UCI’s operations. During the three months ended September 30, 2017 and 2016, the Company recorded (loss) income from this investment of $(1,891,302) and $516,416, respectively, in the accompanying condensed consolidated statements of income. During the nine months ended September 30, 2017 and 2016, the Company recorded (loss) income from this investment of $(1,648,711) and $3,276,170, respectively, in the accompanying condensed consolidated statements of income and has an investment balance of $9,293,649 and $10,942,360 at September 30, 2017 and December 31, 2016, respectively.

23

Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

In 2015, the Company also advanced $5,000,000 to UCI for working capital purposes. The subordinated loan accrues interest at the prime rate plus 1%, or 5.25% and 4.75% as of September 30, 2017 and December 31, 2016, respectively, with interest to be paid monthly. Pursuant to the stock purchase agreement, the principal repayment schedule is based on certain contingent criteria. The entire note receivable has been classified as non-current loans receivable - related parties on the condensed consolidated balance sheets as of September 30, 2017 and December 31, 2016 in the amount of $5,000,000.

DMG

On May 14, 2016, David C.P. Chen M.D., Inc., a California professional corporation doing business as Diagnostic Medical Group (“DMG”), David C.P. Chen M.D., individually (collectively “Seller”) and APC-LSMA, a VIE of APC, entered into a share purchase agreement whereby APC-LSMA acquired a 40% ownership interest in DMG for total cash consideration of $1,600,000.

In July 2016, APC advanced $200,000 to DMG pursuant to a promissory note agreement. The note accrued interest at 3.5% per annum and would have matured on June 30, 2018. The balance of $200,000 was collected from DMG during the second quarter of 2017.

During July 2016, APC also contributed its portion of additional capital of $40,000 to DMG for working capital purposes, which represents APC’s 40% investment portion.

APC accounts for its investment in DMG under the equity method of accounting as APC has the ability to exercise significant influence, but not control over DMG’s operations. For the three and nine months ended September 30, 2017 and 2016, APC recorded income from this investment of $317,921 and $878,325 and $134,821 and $134,821, respectively, in the accompanying condensed consolidated statements of income and has an investment balance of $2,562,023 and $1,683,698 at September 30, 2017 and December 31, 2016, respectively.

PASC

Pacific Ambulatory Surgery Center, LLC (“PASC”), a California limited liability company, is a multi-specialty outpatient surgery center that is certified to participate in the Medicare program and is accredited by the Accreditation Association for Ambulatory Health Care. PASC has entered into agreements with organizations such as healthcare service plans, independent physician practice associations, medical groups and other purchasers of healthcare services for the arrangement of the provision of outpatient surgery center services to subscribers or enrollees of such health plans. On November 15, 2016, PASC and APC, entered into a membership interest purchase agreement whereby PASC sold 40% of its aggregate issued and outstanding membership interests to APC for total consideration of $800,000.

In connection with the membership interest purchase agreement, PASC entered into a management services agreement with NMM, which requires the payment of management fees computed as 2% of PASC revenues, subject to adjustment to a higher tier based on 12-month gross revenues or a maximum of 8% of PASC revenues. The term of the management services agreement commenced on the effective date of November 15, 2016 and extends for a period of 60 months thereafter, and may be extended in writing at the sole option of NMM for an additional period of 60 months following the expiration of the initial term and is automatically renewed for additional consecutive terms of three years unless terminated by either party. PASC shall not be permitted to terminate the management services agreement for any reason during the initial term and, if extended, the extended term.

24

Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

APC accounts for its investment in PASC under the equity method of accounting as APC has the ability to exercise significant influence, but not control over PASC’s operations. For the three and nine months ended September 30, 2017, APC recorded income from this investment of $5,389 and $11,381, respectively, in the accompanying condensed consolidated statements of income and has an investment balance of $791,085 and $779,704 at September 30, 2017 and December 31, 2016, respectively.

APA-ACO

On May 25, 2016, NMM and AMEH established APA-ACO as a joint venture entity to facilitate the member lives acquired by NMM through its acquisitions of AP-ACO and APCN-ACO to NGACO. During the three and nine months ended September 30, 2017, NMM’s share in APA-ACO’s net loss was $259,310, however, as NMM’s share of losses in APA-ACO exceeded its investment in APA-ACO, NMM did not account for any of these losses in 2017 as it is not obligated to and does not intend to fund the cash requirements of APA-ACO.

On March 28, 2017, APA-ACO established an irrevocable standby letter of credit with a financial institution for $6,699,329 for the benefit of CMS, which expires on December 31, 2018 and will be automatically extended without amendment for additional one-year periods, unless terminated by the institution prior to 90 days from the expiration date.

AHMC International Cancer Center

On November 15, 2016, APC-LSMA, a VIE of APC, agreed to purchase and acquire from AHMC International Cancer Center (“ICC”) 40% of the aggregate issued and outstanding shares of capital stock of ICC for $400,000 in cash. The closing date of the investment was subject to entering into a shareholder agreement and a management services agreement, both of which occurred on August 1, 2017 and was therefore not accounted for as of June 30, 2017. ICC is a professional medical California corporation and has entered into agreements with organizations such as healthcare service plans, independent physician practice associations, medical groups and other purchasers of medical services (“Healthplans”) for the arrangement of the provision of healthcare services to subscribers or enrollees of said Healthplans. In addition, ICC has entered into written agreements with physicians and other healthcare professionals to provide or arrange for the provision of healthcare services to enrollees of participating Healthplans who have contracted or will contract with ICC for healthcare services. Subsequent to the acquisition, it was agreed that ICC’s working capital needs shall be funded as and when needed through capital contributions and/or subordinated debt by the shareholders of ICC on a pro rata basis based on their respective ownership interests in ICC.

In connection with the share purchase agreement, ICC entered into a management services agreement with NMM, which requires the payment of management fees computed as 2% of ICC revenues, subject to adjustment to a higher tier based on 12-month gross revenues or a maximum of 8% of ICC revenues. The term of the management services agreement commenced on August 1, 2017 and extend for a period of 60 months thereafter, and may be extended in writing at the sole option of NMM for an additional period of 60 months following the expiration of the initial term and is automatically renewed for additional consecutive terms of three years unless terminated by either party. The management services agreement may be terminated by either party if certain metrics specified under Section 5.3 of the management service agreement are not met.

25

Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

APC accounts for its investment in ICC under the equity method of accounting as APC has the ability to exercise significant influence, but not control over ICC’s operations. The investment of $400,000 was made on September 8, 2017, therefore, for the three and nine months ended September 30, 2017, APC recorded income from this investment of $9,833 in the accompanying condensed consolidated statements of income and has an investment balance of $409,833 at September 30, 2017.

Investments in other entities – equity method consists of the following:

	September 30, 2017	December 31, 2016

LaSalle Medical Associates – IPA Line of Business	$9,062,335	$9,503,875
Pacific Medical Imaging & Oncology Center, Inc.	1,508,204	1,346,428
Universal Care, Inc.	9,293,649	10,942,360
Diagnostic Medical Group	2,562,023	1,683,698
Pacific Ambulatory Surgery Center, LLC	791,085	779,704
AHMC International Cancer Center	409,833	-

	$23,627,129	$24,256,065

Cost Method

Apollo Medical Holdings, Inc.

On October 14, 2015, the Company invested $10 million in connection with the purchase of shares of Series A preferred stock (“Series A Preferred Stock”) and warrants (“Series A Warrants”) of AMEH, a publicly traded company, in which Dr. Thomas Lam, the CEO of NMM, is also a director.

At the time, the investment represented a 16.9% equity ownership interest of AMEH, and it was determined that NMM does not have the ability to exercise significant influence over the operating and financial policies of AMEH, and as such, is accounted for under the cost method as of September 30, 2017 and December 31, 2016.

On March 30, 2016, NMM purchased 555,555 units of AMEH’s securities for approximately $5,000,000, each unit consisting of one share of Series B convertible preferred stock (“Series B Preferred Stock”) and a stock purchase warrant (a “Series B Warrants”) to purchase one share of AMEH’s common stock at $10.00 per share, none of which securities have yet been converted or exercised for AMEH common stock, but which could result in the issuance by AMEH of up to 1,111,111 shares of AMEH common stock to NMM if they converted all of the Series B Preferred Stock and exercised all of the Series B Warrants that are currently held.

Based on the relative fair values of the investment in the Series A and B preferred stock and the related warrants, the carrying balance of the investment in AMEH as of September 30, 2017 and December 31, 2016 was $10,550,002, and is included in Investments in other entities – cost method in the accompanying condensed consolidated balance sheets.

26

Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

The Series A and Series B Warrants are accounted for as derivative instruments and recorded at their fair values of $5,060,000 and $5,338,886 (see Note 2) as of September 30, 2017 and December 31, 2016, respectively, and are included in Derivative asset - warrants in the accompanying condensed consolidated balance sheets.

On December 21, 2016, AMEH, entered into an Agreement and Plan of Merger (the “Merger Agreement”) among AMEH, Apollo Acquisition Corp., a California corporation and wholly-owned subsidiary of AMEH (“Merger Subsidiary”), NMM, and Kenneth Sim, M.D., not individually, but in his capacity as the representative of the shareholders of NMM (the “Shareholders’ Representative”).

Thomas Lam, M.D. and Kenneth Sim, M.D. entered into Voting Agreements with AMEH. Under the Voting Agreements, Dr. Sim and Dr. Lam have agreed, among other things, to vote in favor of the approval and adoption of the Merger (as such term is defined below) and the Merger Agreement.

On January 3, 2017, pursuant to a promissory note agreement, NMM provided a loan to AMEH in the principal amount of $5,000,000. The entire outstanding principal amount is due and payable in full on the maturity date of January 3, 2019 and has been classified as non-current loans receivable - related parties on the condensed consolidated balance sheets as of September 30, 2017 in the amount of $5,000,000. Interest accrues at 1% point above the Prime Rate, or 5.25% at September 30, 2017, commencing on the first date of the first month immediately following the execution of the note agreement and is to be paid by AMEH to NMM in successive quarterly installments. The terms of the promissory note were subsequently amended (see Note 15).

As part of an amendment to the Merger Agreement on March 30, 2017, the merger consideration to be paid by AMEH to NMM was amended to include warrants to purchase 850,000 shares of common stock at an exercise price of $11 per share, that will only be granted in the case that the proposed merger between the NMM and AMEH occurs (such warrant will not vest and will expire if the contemplated merger transaction does not occur), in exchange for NMM providing both a guarantee for AMEH’s convertible note payable to Alliance Apex (“Alliance Note”) and as compensation to NMM for relinquishing their right to additional shares in AMEH based on the agreed upon exchange ratio with NMM in the event that the Alliance Note is converted to AMEH common stock.

6.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consists of the following:

	September 30, 2017	December 31, 2016

Accounts payable	$593,743	$420,351
Specialty capitation payable	375,947	678,335
Subcontractor IPA risk pool payable	1,564,327	1,709,112
ACA payable	677,218	718,808
Deferred revenue	450,469	603,041
Accrued compensation	1,433,659	2,537,703
Accrued other	1,090,278	1,415,927

	$6,185,641	$8,083,277

27

Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

7.	Medical Liabilities

Medical liabilities consists of the following:

	September 30, 2017	December 31, 2016

Balance, beginning of year	$18,957,465	$16,011,519

Claims paid for previous year	(17,274,813)	(14,501,482)
Incurred health care costs	73,781,442	98,906,764
Claims paid for current year	(65,061,507)	(84,520,493)
Adjustments	7,802,002	3,061,157

Balance, end of year	$18,204,589	$18,957,465

8.	Income Taxes

The Company accounts for income taxes and the related accounts under the liability method in accordance with ASC Topic 740. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to be in effect during the year in which the basis differences reverse. Because the Company believes that it is more likely than not that it will realize the full amount of the net deferred tax assets, the Company has not recorded any valuation allowance for the deferred tax assets.

The provision for income taxes for interim periods is based on an estimate of the annual effective tax rate adjusted to reflect the impact of discrete items. Significant management judgment is required in projecting ordinary income (loss) to estimate the Company’s annual effective tax rate.

The Company’s income tax expense of $16,491,982 and $10,346,853 for the nine months ended September 30, 2017 and 2016, respectively, reflects an effective tax rate of 39.8% and 41.5%, respectively. The Company’s income tax expense of $7,865,902 and $4,616,263 for the three months ended September 30, 2017 and 2016, respectively, reflects an effective tax rate of 39.9% and 41.6%, respectively. The difference between the effective tax rate and the U.S. statutory tax rate for the three and nine months ended September 30, 2017 and 2016 is primarily related to a noncontrolling interest and the dividends received deduction.

As of September 30, 2017 and 2016, the Company does not have any unrecognized tax benefits related to various federal and state income tax matters. The Company will recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense.

APC’s 2015 U.S. Federal tax return was audited by the Internal Revenue Service. The tax liability accrued during 2015 resulting from this audit, which was paid in July 2017, is not material. The Company does not anticipate a change in its material unrecognized tax benefits within the next 12 months.

28

Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

9.	Mezzanine and Shareholders’ Equity (Deficit)

All common stock has no par value and is non-transferable and is governed by the stockholders’ agreement. As the redemption feature (see Note 2) of the shares of common stock of NMM was not within the control of the NMM, all common stock and additional paid-in capital did not qualify as permanent equity and was classified as mezzanine or temporary equity as redeemable common stock.

The 24,582,400 shares of common stock classified as treasury stock as of September 30, 2017 and December 31, 2016, represents shares of NMM stock issued to APC. As NMM consolidates APC, such shares are not considered to be outstanding.

NMM

Authorized Share Capital

NMM is authorized to issue 900,000,000 shares of common stock.

During the nine months ended September 30, 2017, NMM received cash in the aggregate amount of $248,925 from the exercise of stock options to purchase 1,493,550 shares of NMM common stock at $0.17 per share. In accordance with relevant accounting guidance, the amounts collected are reflected as a long-term liability for unissued equity shares as of September 30, 2017 based on the terms of the forfeiture feature of the option, as noted below.

APC

As the redemption feature (see Note 2) of the shares is not solely within the control of APC, the equity of APC does not qualify as permanent equity and has been classified as noncontrolling interest in mezzanine or temporary equity.

During the nine months ended September 30, 2017, APC received cash in the aggregate amount of $176,100 from the exercise of stock options to purchase 1,056,600 shares of APC common stock at $0.17 per share. In accordance with relevant accounting guidance, the amounts collected are reflected as a long-term liability for unissued equity shares as of September 30, 2017 based on the terms of the forfeiture feature of the option, as noted below.

Stock Options

Stock Options Issued Under Primary Care Physician Agreements

On October 1, 2014, NMM and APC entered into an Exclusivity Amendment Agreement as part of the Primary Care Physician Agreement to issue stock options to purchase shares of NMM and APC common stock.

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Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

The medical providers agreed to exclusivity to APC for health enrollees in consideration per provider of a sign-on bonus in the amount of $25,000 (or $15,000 if already a preferred provider). The stock options were granted from the date of agreement through May 1, 2015 and are treated as issuances to non-employees. The exercise price of the stock options is $0.167 per share and providers can exercise anytime between August 1, 2015 and October 1, 2019, as long as the providers continue to provide services pursuant to the terms of the agreement through October 1, 2019. If the agreement is terminated by the provider with or without cause, the sign-on bonus and any capitation payment above standard rates made in accordance with the terms of the agreement shall be fully repaid to APC by the terminating medical provider. In addition, any unexercised share options held by the terminating medical provider will be forfeited on effective date of termination, and any share options that have been exercised will be bought back by NMM and APC at the original purchase price.

The stock options under the Exclusivity Amendment Agreement were accounted for at fair value, as determined using the Black-Scholes option pricing model and the following assumptions:

Nine Months ended September 30,	2017		2016

Expected term	2.0	years	3.00	years
Expected volatility	53.01%		66.62%
Risk-free interest rate	1.47%		1.31%
Market value of common stock	$0.52 - $0.76		$0.37 - $0.62
Annual dividend yield	2.51% - 3.53%		0.28% - 0.75%
Forfeiture rate	8%		0% - 4%

The Company’s stock option activity for options grants under the Exclusivity Amendment Agreement for NMM is summarized below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Options outstanding at December 31, 2016	2,031,600	$0.167	2.75	$717,155

Options granted	-	-	-	-
Options exercised	(1,493,550)	0.167	-	527,223
Options forfeited	(538,050)	0.167	-	-

Options outstanding at September 30, 2017	-	$-

30

Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

The Company’s stock option activity for options grants under the Exclusivity Amendment Agreement for APC is summarized below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Options outstanding at December 31, 2016	1,910,400	$0.167	2.75	$1,138,598

Options granted	-	-	-	-
Options exercised	(1,056,600)	0.167	-	629,734
Options forfeited	-	-	-	-

Options outstanding and exercisable at September 30, 2017	853,800	$0.167	2.00	$508,864

The aggregate intrinsic value is calculated as the difference between the exercise price and the estimated fair value of NMM and APC’s common stock as of September 30, 2017.

Share-based compensation expense related to common stock option awards granted in connection with the Exclusivity Amendment Agreement recognized over their respective vesting periods is as follows:

Nine Months ended September 30,	2017	2016

Contracted physicians and other services	$963,699	$1,134,553

Three Months ended September 30,	2017	2016

Contracted physicians and other services	$321,233	$378,184

The remaining unrecognized share based compensation expense of stock option awards granted in connection with the Exclusivity Amendment Agreement as of September 30, 2017 was approximately $0.9 million and $1.6 million for NMM and APC, respectively, which is expected to be recognized over the remaining term of 2.00 years.

Dividends, Reduction of Capital and Distributions

On March 17, 2017, APC paid dividends of $8,750,000 to its shareholders recorded as a reduction of capital as a result of having an accumulated deficit at the time of the declaration.

During the nine months ended September 30, 2017, CDSC paid dividends of $740,632.

31

Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

10.	Commitments and Contingencies

Regulatory Matters

Laws and regulations governing the Medicare program and healthcare generally are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medi-Cal programs.

As a risk-bearing organization, the Company is required to follow regulations of the California Department of Managed Health Care (“DMHC”). The Company must comply with a minimum working capital requirement, Tangible Net Equity (“TNE”) requirement, cash-to-claims ratio and claims payment requirements prescribed by the DMHC. TNE is defined as net assets less intangibles, less non-allowable assets (which include amounts due from affiliates), plus subordinated obligations. At September 30, 2017 and December 31, 2016, the Company was in compliance with these regulations.

Many of the Company’s payor and provider contracts are complex in nature and may be subject to differing interpretations regarding amounts due for the provision of medical services. Such differing interpretations may not come to light until a substantial period of time has passed following contract implementation. Liabilities for claims disputes are recorded when the loss is probable and can be estimated. Any adjustments to reserves are reflected in current operations.

Legislation and HIPAA

The healthcare industry is subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Government activity has continued with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by healthcare providers. Violations of these laws and regulations could result in expulsion from government healthcare programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed.

The Company believes that it is in compliance with fraud and abuse regulations as well as other applicable government laws and regulations. Compliance with such laws and regulations can be subject to future government review and interpretation as well as regulatory actions unknown or unasserted at this time.

The Health Insurance Portability and Accountability Act (“HIPAA”) assures health insurance portability, reduces healthcare fraud and abuse, guarantees security and privacy of health information, and enforces standards for health information. The Health Information Technology for Economic and Clinical Health Act (“HITECH Act”) expanded upon HIPAA in a number of ways, including establishing notification requirements for certain breaches of protected health information.

32

Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

In addition to these federal rules, California has also developed strict standards for the privacy and security of health information as well as for reporting certain violations and breaches. The Company may be subject to significant fines and penalties if found not to be compliant with these state or federal provisions.

Affordable Care Act

The Patient Protection and Affordable Care Act (“PPACA”) is resulting in substantial reform in the United States health care system. The legislation impacts multiple aspects of the health care system, including many provisions that change payments from Medicare, Medicaid and insurance companies. Starting in 2014, the legislation required the establishment of health insurance exchanges, which will provide individuals without employer-provided health care coverage the opportunity to purchase insurance. It is anticipated that some employers currently offering insurance to employees will opt to have employees seek insurance coverage through the insurance exchanges. It is possible that the reimbursement rates paid by insurers participating in the insurance exchanges may be substantially different than rates paid under current health insurance products. Another significant component of the PPACA is the expansion of the Medicaid program to a wide range of newly eligible individuals. In anticipation of this expansion, payments under certain existing programs, such as Medicare disproportionate share, will be substantially decreased. Each state’s participation in an expanded Medicaid program is optional. However, the PPACA may be repealed and replaced under the current administration. The potential outcome of the repeal and replacement is unknown at this time and could have a material impact on the Company.

Litigation

The Company is involved from time to time in routine legal matters incidental to its business. In the opinion of the management, resolution of such matters is not expected to have a material effect on its financial position or results of operations.

Liability Insurance

The Company believes that its insurance coverage is appropriate based upon the Company’s claims experience and the nature and risks of the Company’s business. In addition to the known incidents that have resulted in the assertion of claims, the Company cannot be certain that its insurance coverage will be adequate to cover liabilities arising out of claims asserted against the Company, the Company’s affiliated professional organizations or the Company’s affiliated hospitalists in the future where the outcomes of such claims are unfavorable. The Company believes that the ultimate resolution of all pending claims, including liabilities in excess of the Company’s insurance coverage, will not have a material adverse effect on the Company’s financial position, results of operations or cash flows; however, there can be no assurance that future claims will not have such a material adverse effect on the Company’s business. Contracted physicians are required to obtain their own insurance coverage.

Although the Company currently maintains liability insurance policies on a claims-made basis, which are intended to cover malpractice liability and certain other claims, the coverage must be renewed annually, and may not continue to be available to the Company in future years at acceptable costs, and on favorable terms.

33

Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

11.	Lines of Credit

In April 2012, NMM entered into a promissory note agreement with a bank, which was amended on April 9, 2016 and April 7, 2017 (as amended, the “NMM Business Loan Agreement”). The NMM Business Loan Agreement was amended on April 7, 2017 to increase the loan availability from $10,000,000 to $20,000,000. As of September 30, 2017, NMM was in compliance with the financial debt covenant requirements contained in the loan agreement. As of December 31, 2016, the Company was not in compliance with certain financial debt covenant requirements contained in the loan agreement for which NMM obtained a waiver from the bank. The loan is personally guaranteed by 14 shareholders and a Trust held by NMM’s CEO, 13 of which are also members of the Company’s board of directors. The loan is also collateralized by substantially all assets of NMM. No amounts were outstanding as of September 30, 2017 and December 31, 2016. On October 13, 2017, NMM borrowed $5,000,000 on this line of credit to provide to APC-LSMA to loan to Accountable Health Care IPA (see Note 15).

In April 2012, APC entered into a promissory note agreement with a bank, which was amended on April 22, 2016 to increase the loan availability from $2,000,000 to $10,000,000. As of September 30, 2017 and December 31, 2016, the Company was not in compliance with certain financial debt covenant requirements contained in the loan agreement for which APC obtained waivers from the bank. The loan is personally guaranteed by 14 shareholders and a Trust held by NMM’s CEO, 13 of which are also members of the Company’s board of directors. The loan is also collateralized by substantially all assets of APC. No amounts were outstanding as of September 30, 2017 and December 31, 2016.

12.	Related Party Transactions

In October 2015, NMM invested $10 million in connection with the purchase of shares of Series A Preferred Stock and Series A Warrants of AMEH in which Dr. Thomas Lam, the CEO of NMM became a director of AMEH. In March 2016, NMM invested an additional $5,000,000 in connection with the purchase of shares of Series B Preferred Stock and Series B Warrants of AMEH. On January 3, 2017, pursuant to a promissory note agreement, NMM provided a loan to AMEH in the principal amount of $5,000,000 (see Note 5). In addition, at September 30, 2017 and December 31, 2016, NMM has a receivable balance of $0 and $200,000, respectively, due from AMEH for reimbursement of expenses included in accounts receivable in the accompanying condensed consolidated balance sheets. During the nine months ended September 30, 2017 NMM paid $438,307 for its 50% share of the costs related to APA-ACO’s participation in the NGACO Model that AMEH had incurred on behalf of APA-ACO.

On November 16, 2015, APC entered into a subordinated note receivable agreement with UCI, a 48.9% owned equity method investee, in the amount of $5,000,000 (see Note 5). The note accrues interest at prime plus 1% per annum, or 5.25% and 4.75% at September 30, 2017 and December 31, 2016, respectively. The subordinated note with UCI is classified as a long-term asset as the repayment of the note is contingent upon UCI achieving a specified tangible net equity percentage. As this contingency has not yet been met, it is not probable that the note will be repaid within the next twelve months. At September 30, 2017 and December 31, 2016, the balance of the note was $5,000,000, and is reflected as non-current loans receivable - related parties in the accompanying condensed consolidated balance sheets.

During the three and nine months ended September 30, 2017 and 2016, APC paid approximately $77,000 and $174,000, respectively, and approximately $58,000 and $201,000, respectively, to Advance Diagnostic Surgery Center for services as a provider. Advance Diagnostic Surgery Center shares common ownership with certain board members of APC.

34

Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

During the three and nine months ended September 30, 2017 and 2016, NMM received approximately $4.5 million and $13.4 million, respectively, and approximately $4.4 million and $12.9 million, respectively, in management fees from LMA, which is accounted for under the equity method based on 25% equity ownership interest held by APC-LSMA, a VIE of APC (see Note 5).

During the three and nine months ended September 30, 2017 and 2016, APC paid approximately $0.6 million and $1.7 million, respectively, and approximately $0.5 million and $1.4 million, respectively, to PMIOC for provider services, which is accounted for under the equity method based on 40% equity ownership interest held by APC-LSMA, a VIE of APC (see Note 5).

During the three and nine months ended September 30, 2017 and 2016, APC paid approximately $0.6 million and $1.9 million, respectively, and approximately $0.5 million and $1.7 million, respectively, to AMG, Inc. for services as a provider. AMG, Inc. shares common ownership with certain board members of APC.

During the three and nine months ended September 30, 2017, APC paid approximately $169,000 to ICC for provider services, which is accounted for under the equity method based on 40% equity ownership interest held by APC-LSMA, a VIE of APC (see Note 5).

During the three and nine months ended September 30, 2017 and 2016, APC paid approximately $1.7 million and $4.7 million, respectively, and approximately $1.6 million and $4.0 million, respectively, to DMG for provider services, which is accounted for under the equity method based on 40% equity ownership interest held by APC-LSMA, a VIE of APC (see Note 5).

During the three and nine months ended September 30, 2017 and 2016, NMM paid approximately $0.3 million and $0.8 million, respectively, and approximately $0.3 million and $0.8 million, respectively, to Medical Property Partners (“MPP”) for office lease. MPP shares common ownership with certain board members of NMM.

During the three and nine months ended September 30, 2017 and 2016, APC paid $90,000 and $270,000, respectively, and $90,000 and $182,000, respectively, to Tag-2 Medical Investment Group, LLC (“Tag-2”) for office lease. Tag-2 shares common ownership with certain board members of APC. APC was also the guarantor for Tag-2’s loan with a bank. In connection with the loan agreement, APC provided collateral to the bank, which represents the $1,000,000 certificate of deposit accounted for as investment in marketable securities. In November 2016, the collateral and guarantee were no longer required, as Tag-2 was able to renew the loan without such collateral and guarantee requirement.

During the three and nine months ended September 30, 2017 and 2016, APC paid an aggregate of approximately $6.4 million and $20.0 million, respectively, and approximately $6.3 million and $20.3 million, respectively to shareholders for provider services.

During the three and nine months ended September 30, 2017 and 2016, APC paid an aggregate of approximately $2.8 million and $12.2 million, respectively, and approximately $3.6 million and $12.7 million, respectively, to shareholders who are also officers of APC for provider services.

For loans receivable from related parties, see Note 5.

35

Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

13.	Earnings Per Share

As of September 30, 2017 and 2016, 7,425,900 and 5,932,350 shares in NMM had been issued, respectively, as a result of the exercise of stock options. Despite being legally issued shares, these shares are not considered outstanding due to the forfeiture feature of the stock options (see Note 9), and accordingly these shares are excluded from the basic earnings per share computations and included in the diluted earnings per share computations. In addition, for the three and nine months ended September 30, 2017 and 2016, dilutive shares from stock options outstanding of zero and 1,204,095, respectively, and zero and 1,204,095, respectively, are excluded from the basic earnings per share computations as their inclusion would be anti-dilutive and included in the diluted earnings per share computations.

Below is a summary of the earnings per share computations:

Nine months ended September 30,	2017	2016

Earnings per share – basic	$0.03	$0.03

Earnings per share – diluted	$0.03	$0.03

Weighted average shares of common stock outstanding – basic	366,343,818	359,986,432

Weighted average shares of common stock outstanding - diluted	373,769,718	367,122,877

Three months ended September 30,	2017	2016

Earnings per share – basic	$0.02	$0.01

Earnings per share – diluted	$0.02	$0.01

Weighted average shares of common stock outstanding – basic	366,343,818	360,504,194

Weighted average shares of common stock outstanding - diluted	373,769,718	367,640,639

14.	Management Services Agreement

On September 27, 2017, with an effective date of January 1, 2018, NMM entered into a Management Services Agreement (“MSA”) with Joseph M. Molina, M.D., Professional Corporation – Southern California dba Golden Shore Medical Group, a California Professional Corporation (“GSMG”). The MSA requires the payment of management fees in accordance with the management fee schedule therein. The term of the MSA will commence on the effective date through December 31, 2020, and may be extended in writing at the sole option of GSMG for an additional two year term following the expiration of the initial term. GSMG will have the right to terminate the MSA if certain conditions, as defined in the MSA, are met.

36

Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

15.	Subsequent Events

The Company has evaluated subsequent events through December 21, 2017, the date the accompanying condensed consolidated financial statements were available to be issued, and determined that except as disclosed in the accompanying notes, no subsequent events have occurred that would require recognition in the condensed consolidated financial statements or disclosure in the notes thereto.

On October 9, 2017 (“Effective Date”), NMM and APC-LSMA entered into an agreement with Accountable Health Care IPA (“Accountable”), a California professional medical corporation, Signal Health Solutions, Inc. (“Signal”), a California corporation and George M. Jayatilaka, M.D. (“Dr. Jay”), individually, whereby concurrent with the execution of the agreement, APC-LSMA extended a line of credit to Dr. Jay in the principal amount of up to $10,000,000 (“Dr. Jay Loan”) to fund the working capital needs of Accountable. The line of credit may be funded in installments, as needed by Accountable and as determined from time to time by APC-LSMA. Interest on the Dr. Jay Loan accrues at a rate that is equal to the prime rate plus 1% and payable in monthly installments of interest only on the first day of each month until the date that is 3 years following the initial date of funding, at which time, all outstanding principal and accrued interest thereon shall be due and payable in full. The Dr. Jay Loan will not be subordinated. The Dr. Jay Loan shall at all times be secured by a first-lien security interest in shares of Accountable owned by Dr. Jay.

Concurrently with the funding of the Dr. Jay Loan, Dr. Jay will loan to Accountable the entire proceeds of the Dr. Jay Loan at the same interest rate and maturity date as the Dr. Jay Loan (Dr. Jay-Accountable Subordinated Loan”). Repayment of the Dr. Jay-Accountable Subordinated Loan will be subordinated to Accountable’s creditors in a manner acceptable to the DMHC.

At any time on or before the date that is one year following the initial funding date of the Dr. Jay Loan, APC-LSMA or its designee shall have the right, but not the obligation, to convert up to $5,000,000 of the principal amount into shares of Accountable’s capital stock. At any time after the date that is one year following the funding date, the Dr. Jay Loan may be prepaid at any time. Within three years following the initial funding of the Dr. Jay Loan, APC-LSMA or its designee shall have the right, but not the obligation, to convert the then outstanding principal amount into Accountable shares based on Accountable’s then-current valuation.

Subsequent to the funding of the Dr. Jay Loan, to the extent needed by Accountable for working capital needs as determined by APC-LSMA, APC-LSMA will extend an additional line of credit in the principal amount up to $8,000,000. The funding mechanism, interest rate and maturity date of such additional line of credit shall be the same as the Dr. Jay Loan and additional collateral security in Accountable’s issued and outstanding shares will be required.

As a condition of funding the Dr. Jay Loan, Accountable entered into a management service agreement with NMM on October 27, 2017, to commence on the termination of the Accountable’s existing management agreement with MedPoint Management to be effective on December 1, 2017 and have a term of ten (10) years from its effective date. NMM will be responsible for managing 100% of all health plan membership assigned and delegated to Accountable, and all hospital risk pools. The management service agreement requires the payment of IPA management fees as set forth therein.

Concurrent with the initial funding of the Dr. Jay Loan, the Accountable Board of Directors shall be automatically reconstituted to be comprised of two directors, which will comprise of Dr. Jay and a director appointed by APC-LSMA. Dr. Jay and APC-LSMA will have two and one votes as a director, respectively.

37

Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Amendment to Merger Agreement and Loan Receivable from AMEH

On October 16, 2017, NMM and AMEH entered into an agreement (“Amendment No. 2 to Agreement and Plan of Merger”) to amend certain terms of the Merger Agreement, which include the following (i) issuance of an aggregate of 1,666,666 additional common shares and 900,000 common shares associated with the convertible promissory note, as described below, (ii) issuance of an aggregate of additional 900,000 five-year warrants to NMM shareholders exercisable at $10.00 per share, (iii) issuance of a convertible promissory note of $9,000,000 from NMM to AMEH to replace the $5,000,000 working capital loan, as further described below; and (iv) extend the merger date from August 31, 2017 to March 31, 2018.

On October 16, 2017, concurrent with the execution of the Amendment No. 2 to Agreement and Plan of Merger, NMM and AMEH entered into an Amended and Restated Convertible Promissory Note to increase the $5,000,000 working capital loan (see Note 5) by an additional principal amount of $4,000,000, which comprises the aggregate principal amount of $9,000,000 evidenced by this note (“Convertible Note”). Upon its execution, (i) this Convertible Note shall amend, restate and replace the $5,000,000 working capital loan, which shall thereupon be canceled, and (ii) the entire outstanding principal balance of the original loan, all accrued and unpaid interest thereon, and all other applicable fees, costs and charges, if any, shall be rolled into and become payable pursuant to the terms of this Convertible Note. Within 10 business days prior to maturity, NMM shall have the right (but not the obligation) in its sole discretion to convert the Convertible Note into shares of AMEH at a conversion price of $10.00 per share. The note is convertible into shares of AMEH common stock at a price of $10.00 per share, subject to standard anti-dilution clauses.

In the event AMEH fails to repay the Alliance Note in full when due, NMM acknowledges, agrees and undertakes (regardless of whether demand has been made under the NMM Guaranty by Alliance Apex) to pay to Alliance Apex all amounts owed by AMEH to Alliance Apex under the Alliance Note or enter into another agreement with Alliance Apex, in either case such that the Alliance Apex Note shall be cancelled and AMEH shall have no further obligation thereunder. Upon NMM’s payment to Alliance Apex or entering into another agreement with Alliance Apex as set forth above, (i) the convertible loan amount under this Convertible Note shall be increased to $13,990,000 in the aggregate, and all references in this Convertible Note to the convertible loan amount shall mean that increased amount; and (ii) the entire outstanding principal balance of the Alliance Note, all accrued and unpaid interest thereon, and all other applicable fees, costs and charges under the Alliance Note, if any, shall be evidenced by, and become payable on the Maturity Date, as defined below, or earlier pursuant to the terms of this Convertible Note.

The “Maturity Date” shall mean the date that is the earlier of (i) March 31, 2019; or (ii) the date that is twelve (12) months after the date the Merger Agreement is terminated for any reason pursuant to the terms thereof, at which time (but subject to the exercise of the NMM conversion option, as defined in the agreement), all of the following shall be due and payable in full: (A) the entire principal balance hereof, all accrued interest thereon, and all other applicable fees, costs and charges hereunder, if any, plus (B) all accrued interest under the original loan up to and including the date of cancellation thereof, and all other applicable fees, costs and charges thereunder, if any, plus (C) all accrued interest under the Alliance Note up to and including the date of cancellation thereof, and all other applicable fees, costs and charges thereunder, if any. Interest accrues at 1% point above the Prime Rate, commencing on the first date of the first month immediately following the execution of the Convertible Note agreement and is to be paid by AMEH to NMM in successive quarterly installments.

38

Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Stock Options

On October 9, 2017, with the approval of the board of directors, the Company granted an option to an independent consultant for the purchase of up to 1,500,000 shares of NMM common stock at a price of $0.10 per share. The option immediately vested and on November 16, 2017, the option was exercised in full, which resulted in the Company receiving proceeds of $150,000.

Stock Sale and Repurchases

From October 1, 2017 through December 21, 2017, NMM and APC repurchased an aggregate of 1,940,036 and 1,811,300 shares of common stock in the aggregate amount of $1,652,286 and $1,523,550, respectively.

From October 1, 2017 through December 21, 2017, NMM and APC sold an aggregate of 1,894,736 and 266,000 shares of common stock, respectively at $1.00 per share.

Completion of Reverse Merger

On December 8, 2017, AMEH completed its business combination with NMM following the satisfaction or waiver of the conditions set forth in the Merger Agreement, pursuant to which Merger Subsidiary merged with and into NMM, with NMM surviving as a wholly owned subsidiary of AMEH (the “Merger”).

In connection with the Merger and as of the effective time of the Merger (the “Effective Time”):

•	each issued and outstanding share of NMM common stock was converted into the right to receive such number of shares of common stock of AMEH that results in the former NMM shareholders who did not dissent from the Merger (“Former NMM Shareholders”) having a right to receive an aggregate of 30,071,197 shares of common stock of AMEH, subject to the 10% holdback pursuant to the Merger Agreement;

•	AMEH issued to Former NMM Shareholders each Former NMM Shareholder’s pro rata portion of (i) warrants to purchase an aggregate of 850,000 shares of common stock of AMEH, exercisable at $11.00 per share, and (ii) warrants to purchase an aggregate of 900,000 shares of common stock of AMEH, exercisable at $10.00 per share; and

•	AMEH held back an aggregate of 3,006,995 shares of common stock issuable to Former NMM Shareholders, representing 10% of the total number of shares of AMEH common stock issuable to Former NMM Shareholders, to secure indemnification rights of AMEH and its affiliates under the Merger Agreement (the “Holdback Shares”).

Maverick Stock Purchase Agreement

On December 8, 2017, Warren Hosseinion, M.D., the sole shareholder of Maverick Medical Group, Inc., a California professional corporation (“MMG”) and an affiliate of AMEH, sold to APC-LSMA all the issued and outstanding shares of capital stock of MMG for $100 under the Stock Purchase Agreement between Warren Hosseinion and APC-LSMA (the “Maverick Stock Purchase Agreement”).

39

Network Medical Management, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

At the closing of the Merger, under the Maverick Stock Purchase Agreement, Apollo Medical Management, Inc. (”AMM”), a wholly-owned subsidiary of AMEH, executed and delivered to APC-LSMA a Termination of Amended and Restated Management Services Agreement, Intercompany Loan Agreement, Subordination Agreement and Physician Shareholder Agreement (the “Termination Agreement”), which Termination Agreement became effective at the Effective Time. Pursuant to the Termination Agreement, the termination of the Amended and Restated Management Services Agreement and the Physician Shareholder Agreement was effective as of the Effective Time and the termination of the Intercompany Loan Agreement and the Subordination Agreement is delayed for a period of thirty days after the Effective Time. As a termination payment, APC-LSMA agreed to pay AMM $400,000.

Series A and B Warrants

Immediately prior to the Effective Time, NMM made an in-kind distribution to its shareholders on a pro-rata basis of its Series A warrant to purchase an aggregate of 1,111,111 shares of AMEH common stock and its Series B warrant to purchase an aggregate of 555,555 shares of AMEH common stock.

40